UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hipwell, Arthur P.
   Humana Inc.
   500 W. Main St.
   Louisville, KY  40202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Humana Inc.
   HUM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April 2, 2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President & General Counsel
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common (1)                 |      |    | |                  |   |           |134,039            |D     |                           |
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Common (1)                 |4/2/03|J(3)| |1,311             |A  |$9.42      |17,454             |I     |HRSP (3)                   |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option (2)            |17.9375 |     |    | |           |   |1/13/|1/13/|Common (1)  |18,750 |       |18,750      |D  |            |
                      |        |     |    | |           |   |96   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (2)            |17.9375 |     |    | |           |   |1/13/|1/13/|Common (1)  |18,750 |       |18,750      |D  |            |
                      |        |     |    | |           |   |97   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (2)            |17.9375 |     |    | |           |   |1/13/|1/13/|Common (1)  |18,750 |       |18,750      |D  |            |
                      |        |     |    | |           |   |98   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (2)            |17.9375 |     |    | |           |   |9/1/9|1/13/|Common (1)  |18,750 |       |18,750      |D  |            |
                      |        |     |    | |           |   |9    |04   |            |       |       |            |   |            |
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Option (2)            |16.9375 |     |    | |           |   |7/20/|7/20/|Common (1)  |6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |96   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (2)            |16.9375 |     |    | |           |   |7/20/|7/20/|Common (1)  |6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |97   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (2)            |16.9375 |     |    | |           |   |7/20/|7/20/|Common (1)  |6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |98   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (2)            |16.9375 |     |    | |           |   |9/1/9|7/20/|Common (1)  |6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |9    |04   |            |       |       |            |   |            |
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Option (2)            |15.5938 |     |    | |           |   |9/1/9|1/12/|Common (1)  |68,800 |       |68,800      |D  |            |
                      |        |     |    | |           |   |9    |05   |            |       |       |            |   |            |
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Option (4)            |15.5938 |     |    | |           |   |9/1/9|1/9/0|Common (1)  |36,680 |       |36,680      |D  |            |
                      |        |     |    | |           |   |9    |7    |            |       |       |            |   |            |
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Option-ISO(4)         |15.5938 |     |    | |           |   |9/1/9|1/15/|Common (1)  |4,316  |       |4,316       |D  |            |
                      |        |     |    | |           |   |9    |08   |            |       |       |            |   |            |
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Option-NQ(4)          |15.5938 |     |    | |           |   |9/1/9|1/15/|Common (1)  |21,784 |       |21,784      |D  |            |
                      |        |     |    | |           |   |9    |08   |            |       |       |            |   |            |
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Option-ISO(4)         |9.5938  |     |    | |           |   |9/9/0|9/9/0|Common (1)  |10,423 |       |10,423      |D  |            |
                      |        |     |    | |           |   |0    |9    |            |       |       |            |   |            |
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Option-ISO(4)         |9.5938  |     |    | |           |   |9/9/0|9/9/0|Common (1)  |10,423 |       |10,423      |D  |            |
                      |        |     |    | |           |   |1    |9    |            |       |       |            |   |            |
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Option-ISO(4)         |9.5938  |     |    | |           |   |9/9/0|9/9/0|Common (1)  |10,423 |       |10,423      |D  |            |
                      |        |     |    | |           |   |2    |9    |            |       |       |            |   |            |
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Option-NQ(4)          |9.5938  |     |    | |           |   |9/9/0|9/9/0|Common (1)  |6,244  |       |6,244       |D  |            |
                      |        |     |    | |           |   |0    |9    |            |       |       |            |   |            |
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Option-NQ(4)          |9.5938  |     |    | |           |   |9/9/0|9/9/0|Common (1)  |6,244  |       |6,244       |D  |            |
                      |        |     |    | |           |   |1    |9    |            |       |       |            |   |            |
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Option-NQ(4)          |9.5938  |     |    | |           |   |9/9/0|9/9/0|Common (1)  |6,243  |       |6,243       |D  |            |
                      |        |     |    | |           |   |2    |9    |            |       |       |            |   |            |
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Phantom Stock Units (5|1-for-1 |     |    | |           |   |(5)  |(5)  |Common (1)  |7,602  |       |7,602       |D  |            |
)                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Option-NQ(4)          |12.995  |     |    | |           |   |3/13/|3/13/|Common (1)  |7,305  |       |7,305       |D  |            |
                      |        |     |    | |           |   |03   |12   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option-NQ(4)          |12.995  |     |    | |           |   |3/13/|3/13/|Common (1)  |7,305  |       |7,305       |D  |            |
                      |        |     |    | |           |   |04   |12   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option-NQ(4)          |12.995  |     |    | |           |   |3/13/|3/13/|Common (1)  |7,305  |       |7,305       |D  |            |
                      |        |     |    | |           |   |05   |12   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option-ISO(4)         |12.995  |     |    | |           |   |3/13/|3/13/|Common (1)  |7,695  |       |7,695       |D  |            |
                      |        |     |    | |           |   |03   |12   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option-ISO(4)         |12.995  |     |    | |           |   |3/13/|3/13/|Common (1)  |7,695  |       |7,695       |D  |            |
                      |        |     |    | |           |   |04   |12   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option-ISO(4)         |12.995  |     |    | |           |   |3/13/|3/13/|Common (1)  |7,695  |       |7,695       |D  |            |
                      |        |     |    | |           |   |05   |12   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option-NQ(4)          |9.26    |     |    | |           |   |3/13/|3/13/|Common (1)  |16,667 |       |16,667      |D  |            |
                      |        |     |    | |           |   |04   |13   |            |       |       |            |   |            |
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Option-NQ(4)          |9.26    |     |    | |           |   |3/13/|3/13/|Common (1)  |16,667 |       |16,667      |D  |            |
                      |        |     |    | |           |   |05   |13   |            |       |       |            |   |            |
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Option-NQ(4)          |9.26    |     |    | |           |   |3/13/|3/13/|Common (1)  |5,867  |       |5,867       |D  |            |
                      |        |     |    | |           |   |06   |13   |            |       |       |            |   |            |
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Option-ISO(4)         |9.26    |     |    | |           |   |3/13/|3/13/|Common (1)  |10,799 |       |10,799      |D  |            |
                      |        |     |    | |           |   |06   |13   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Each share of Common Stock contains a Right adopted on March 5, 1987, as amended and restated on
February 14, 1996, and as amended on May 27, 1998 and March 1, 1999, pursuant to the Company's Rights
Agreement, which entitles holders of the Company's Common, in the event certain specified events occur, to acquire 1/100 of a share of Series A Participating Preferred Stock at a price of $145 per fractional share.
(2)  Right to buy pursuant to the Company's 1989 Stock Option Plan for
Employees.
(3) Shares held on my behalf pursuant to the Humana Retirement & Savings Plan as of March 31, 2003 including a routine disposition of shares to fund an administrative fee assessment under a Tax-Conditioned Plan, exempt under Rule 16b-3(c). The number of shares being reported represent annual funding for the 2002 Plan year made on April 2,
2003.
(4) Right to buy pursuant to the Company's 1996 Stock Incentive Plan for Employees.
(5) Phantom stock units held for my benefit as of March 31, 2003 under the Humana Excess Plans, exempt under
Rule
16b-3(d).